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                                                                  EXHIBIT 10.28


                                 [LETTERHEAD]

                            ADIRONDACK CAPITAL, LLC

                                                                29 November 1999


Mobile P.E.T. Systems, Inc.
2240 Shelter Island Drive
San Diego, CA 92106

Attn:  Paul J. Crowe, President and Chief Executive Officer
       Thomas G. Brown, Chief Financial Officer

Gentlemen:

This will confirm the understanding and agreement (the "Agreement") between Adirondack Capital, LLC and its affiliates ("Adirondack") and Mobile
P.E.T. Systems, Inc. and its affiliates (the "Company") as follows:

1. The Company hereby engages Adirondack as its financial advisor in connection with the exploration of certain financial and strategic alternatives available to the Company.

2. Adirondack hereby accepts the engagement and in that connection agrees to:

          (a) become familiar to the extent we deem appropriate with the business, operations, properties, financial condition, prospects and management philosophy of the Company; and

          (b) advise and assist management of the Company in evaluating certain financial and strategic alternatives available to the Company.

3. The Company hereby agrees that in the event the Company proposes, during the term of Adirondack engagement hereunder or within six (6) months thereafter, to engage a third party to act as (i) placement agent in connection with the issuance and sale of any of the Company's debt or equity securities, or (ii) financial advisor in connection with a Transaction (as hereinafter defined), the Company shall engage Adirondack as sole placement agent, or financial advisor, as the case may be, unless Adirondack shall notify the Company in writing that it declines to be so engaged. In connection therewith, the Company shall pay Adirondack its customary fees (as summarized in Exhibit A) for similar services and shall enter into documentation in Adirondack's customary form including without limitation any necessary or appropriate engagement letters, placement, or agreements.

A "Transaction" means any transaction or a series of transactions which results, directly or indirectly in (i) the transfer of control to the Company (whether by merger, business combination, acquisition of assets or securities, tender or exchange offer, lease of assets, partnership, joint venture or otherwise) of all or a material portion of the assets or securities of another company or any material businesses; (ii) the sale of the Company (whether or not the proposal therefor is solicited or unsolicited) of all or a material

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portion of its assets or securities or any of its material businesses (whether by merger, business combination, sale of assets or securities, tender or exchange offer, lease of assets, partnership, joint venture or otherwise);
(iii) the redemption or repurchase by the Company of any of its outstanding securities; (iv) a recapitalization or restructuring of the Company or its businesses (including divestitures, spin-offs, split-offs and similar transactions); (v) a liquidation of the Company; the acquisition by the Company of an other company or its assets; or (vi) such other form of transaction that Adirondack, after completing the process provided for in paragraph 2(a), believes may be of possible interest to the Company.

4. The Company shall furnish, or cause to be furnished, to Adirondack all information requested by Adirondack for the purpose of rendering services hereunder (all such information being "Information"). In addition, the Company agrees to make available to Adirondack upon request from time to time the Company's officers, directors, accountants counsel and other advisors. The Company recognizes and confirms that Adirondack: (a) will use and rely on the Information and on information available from generally recognized public sources in performing the services contemplated by this Letter Agreement without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (c) will not make an appraisal of any of the assets or liabilities (contingent or otherwise) of the Company.

5. The term of Adirondack's engagement hereunder as the Company's financial advisor shall extend from the date hereof through March 31, 2001. It is understood that this engagement is an initial engagement and is renewable with the consent of both the Company and Adirondack. Subject to the provisions of paragraphs 3 and 4 and 6 through 13, which shall survive any termination of this Agreement, either party may terminate Adirondack's engagement hereunder at any time, with or without cause, by giving the other party at least ten (10) days' prior written notice.

6. As compensation for the services to be rendered by Adirondack hereunder, the Company agrees to pay Adirondack a monthly cash retainer of $3,000 (Three Thousand Dollars) commencing upon the completion by the Company of an equity, or equity linked transaction in an amount equal to or greater than $3,000,000 (Three Million Dollars).

7. In partial consideration for its services hereunder, the Company shall, on the date hereof, issue to Adirondack or its designee an option (the "Option") to purchase 50,000 (Fifty Thousand) shares of the Company's common stock. The Option shall expire on December 31, 2006 and shall have an exercise price of $2.00 (Two Dollars). In addition, the Company shall grant to Adirondack or its designee "piggy back" registration rights for the shares of common stock underlying the Option.

8. In addition to any fees payable hereunder, the Company shall reimburse Adirondack and its affiliates promptly upon request for their respective out-of-pocket and incidental expenses, incurred during the term of its engagement hereunder, including the fees and expenses of legal counsel and those of any advisor retained by Adirondack. It is expressly understood and agreed that Adirondack will not engaged any outside advisor in connection with this engagement without the express prior written consent of the Company. Adirondack will bill the Company monthly for such expenses.

9. Since Adirondack will be acting on behalf of the Company in connection with this engagement, the Company agrees to indemnify Adirondack as set forth in the separate letter agreement, dated the date hereof, between Adirondack and the Company.

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10.     The Company agrees that Adirondack has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder.

11. Any advice provided by Adirondack under this Agreement shall be treated as confidential by the Company and shall not be disclosed or made available to third parties without Adirondack's prior written consent.

12. The Company represents and warrants to Adirondack that there are no brokers, agents, representatives or other persons which have an interest in compensation paid or payable to Adirondack hereunder.

13. The benefits of this Agreement shall, together with the separate indemnity letter, inure to the benefit of respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

14. This Agreement may not be amended or modified except in writing executed by the Company and Adirondack and shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

Adirondack is delighted to accept this engagement and looks forward to working with you on this assignment. Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.


                                  ADIRONDACK CAPITAL, LLC


                                  By: /s/ K. Ivan F. Gothner
                                     ------------------------
                                     K. Ivan F. Gothner
                                     Managing Director




AGREED:

MOBILE P.E.T. SYSTEMS, INC.

By:   /s/ Paul J. Crowe
      ---------------------

Title:     CEO
      ---------------------

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                                    EXHIBIT A


CUSTOMARY FEES OF ADIRONDACK CAPITAL, LLC


Private Placement of Equity or "Equity-like" Securities:

                     Cash:        8% - 10% of amount raised.
                     Equity:      Options to be negotiated in the context of
                                  the proposed transaction.
                     Expenses:    All fees and expenses incurred in connection
                                  with the proposed transaction.


Private Placement of Debt Securities:

                     Cash:        3% - 6% of amount raised.
                     Equity:      Options to be negotiated in the context of
                                  the proposed transaction.
                     Expenses:    All fees and expenses incurred in connection
                                  with the proposed transaction.


M&A Advisory Services:

                     Cash:        1% - 4% of total transaction value.
                     Equity:      Generally, not applicable.
                     Expenses:    All fees and expenses incurred in connection
                                  with the proposed transaction.


Other Advisory Services:



                     Compensation for: Valuations, Fairness Opinions and other general advisory services are negotiated on a case by case basis to reflect the facts and circumstances of the specific assignment. These advisory services may include advisory services in connection with equity or debt financings where Adirondack has not been engaged as the placement agent.


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                                  [LETTERHEAD]

                            ADIRONDACK CAPITAL, LLC


                                                                10 February 2000


Mobile P.E.T. Systems, Inc.
2240 Shelter Island Drive
San Diego, CA 92106


Attn:    Paul J. Crowe, President and Chief Executive Officer
         Thomas G. Brown, Chief Financial Officer

Gentlemen:

Pursuant to paragraph 3 our letter agreement dated 29 November 1999, the following sets forth our agreement and understanding regarding the compensation due to Adirondack Capital, LLC ("Adirondack") in connection with its role as a financial advisor to Mobile P.E.T. Systems, Inc. (the "Company") in securing the financing contemplated by the term sheet issued by Southridge Capital Management and accepted by the Company on 3 February 2000.

Adirondack shall be paid a cash fee equal to ten (10) percent of the gross proceeds from the sale of Series A Convertible Preferred Stock on the closing date. Adirondack shall also be paid a cash fee equal to ten (10) percent of the gross proceeds from each sale of common stock under the proposed "Equity Line of Credit" on the date each such sale is completed.

In addition to the cash fees described above, the Company shall issue to Adirondack, or its designee, immediately upon the completion of the sale of the Series A Convertible Preferred Stock an option (the "Option") to purchase three hundred thousand (300,000) shares of the Company's common stock at a price of $3.00/share. The Option will expire on 31 December 2006. The Company shall grant to Adirondack or its designee "piggy-back" registration rights for the shares of common stock underlying the Option. Provided, however, that Adirondack's "piggy-back" registration right hereunder shall not apply to the registration statements which the Company will be filing in connection with the sale of the Series A Preferred Stock or the "Equity Line of Credit".

Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.




                                    ADIRONDACK CAPITAL, LLC



                                    By: /s/ K. Ivan F. Gothner
                                       --------------------------
                                       K. Ivan F. Gothner
                                       Managing Director


AGREED:

MOBILE P.E.T. SYSTEMS, INC.

By:    /s/ Paul J. Crowe
       --------------------

Title:     CEO
       --------------------